Exhibit 99.1

PRESS RELEASE

ADHEREX REPORTS 2006 FISCAL RESULTS

Research Triangle Park, NC, March 26, 2007— Adherex Technologies Inc. (AMEX:ADH, TSX: AHX), a biopharmaceutical company with a broad portfolio of oncology products under development, today reported its financial results for the twelve-month fiscal period ended December 31, 2006. All amounts are in U.S. dollars unless otherwise indicated.

The net loss for the twelve-month fiscal period ended December 31, 2006 was $19.1 million, or $0.40 loss per share, compared to a net loss of $19.2 million, or $0.49 loss per share, for the twelve-month fiscal period ended December 31, 2005. Operating expenses totaled $19.1 million for the twelve-month fiscal period ended December 31, 2006 as compared to $18.3 million for the twelve-month fiscal period ended December 31, 2005. The increased operational expenses primarily reflect the advancement of our product portfolio including increased clinical activity for eniluracil and ADH-1.

Cash and cash equivalents totaled $5.7 million as of December 31, 2006 compared to $13.1 million as of December 31, 2005, with a corresponding decrease in working capital of $9.5 million. The decreased cash balance reflects spending to fund operations. Subsequent to the year end, the Company received approximately $23.3 million in net proceeds from a public offering.

The selected consolidated financial data presented below are derived from our consolidated financial statements prepared under Canadian generally accepted accounting principles and are not complete. Specifically, they exclude the accompanying footnotes, which are an integral part of the consolidated financial statements, including the reconciliation between U.S. and Canadian GAAP. The complete audited consolidated financial statements for the year ended December 31, 2006 and management's discussion and analysis of financial condition and results of operations are available on our website at www.adherex.com.

Adherex Technologies Inc.

Selected Financial Data

(U.S. dollars and shares in thousands except per share amounts)

	December 31, 2006	December 31, 2005
Condensed Consolidated Balance Sheets:
Assets:
Cash, cash equivalents and short-term investments	$5,718	$13,144
Other current and long-term assets	910	1,147
Acquired intellectual property rights	9,956	14,154

Total Assets	$16,584	$28,445

Liabilities and shareholders’ equity:
Accounts payable and accrued liabilities	$4,695	$2,664
Other current and long-term liabilities	665	550
Future income taxes	3,639	5,174
Total shareholders’ equity	7,585	20,057

Total liabilities and shareholders’ equity	$16,584	$28,445

	Year Ended December 31, 2006	Year Ended December 31, 2005	Six Months Ended December 31, 2004	Year Ended June 30, 2004
Condensed Consolidated Statements of Operations:
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	14,003	12,441	3,443	3,561
General and administration	2,883	3,182	2,727	3,481
Amortization of acquired intellectual property rights	2,177	2,723	1,234	2,323

(Loss from operations)	(19,063)	(18,346)	(7,404)	(9,365)

Other income (expense):
Loss on impairment of intellectual property	(2,021)	(3,539)	—	—
Settlement of Cadherin Biomedical Inc. litigation	—	—	(1,283)	—
Interest expense	(3)	(11)	—	(331)
Interest income	449	361	171	162

Total other income and (expense)	(1,575)	(3,189)	(1,112)	(169)

Loss before income taxes	(20,638)	(21,535)	(8,516)	(9,534)

Recovery of future income taxes	1,535	2,290	451	849

Net loss	$(19,103)	$(19,245)	$(8,065)	$(8,685)

Net loss per share of common stock, basic and diluted	$(0.40)	$(0.49)	$(0.22)	$(0.36)

Weighted-average number of shares of common stock outstanding, basic and diluted	47,663	39,276	35,989	24,233

About Adherex Technologies

Adherex Technologies Inc. is a biopharmaceutical company dedicated to the discovery and development of novel cancer therapeutics. We aim to be a leader in developing innovative treatments that address important unmet medical needs in cancer. We currently have multiple products in the clinical stage of development, including eniluracil, ADH-1 and sodium thiosulfate (STS). Eniluracil, an oral dihydropyrimidine dehydrogenase (DPD) inhibitor, was previously under development by GlaxoSmithKline for oncology indications. ADH-1, our lead biotechnology compound, selectively targets N-cadherin, a protein present on certain tumor cells and established blood vessels that feed solid tumors. STS, a drug from our specialty pharmaceuticals pipeline, protects against the disabling hearing loss that can often result from treatment with platinum-based chemotherapy drugs. With a diversified portfolio of unique preclinical and clinical-stage cancer compounds and a management team with expertise in identifying, developing and commercializing novel cancer therapeutics, Adherex is emerging as a pioneering oncology company. For more information, please visit our website at www.adherex.com.

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For further information, please contact:

Melissa Matson

Director, Corporate Communications

Adherex Technologies Inc.

T: (919) 484-8484

matsonm@adherex.com